Exhibit 99.1

Ocean Power Technologies, Inc. Launches Common Stock Offering

PENNINGTON, NEW JERSEY, October 10, 2016 — Ocean Power Technologies, Inc. (NASDAQ: OPTT) (“OPT” or the “Company”), announced today the launch of an underwritten public offering of 2,500,000 shares of its common stock, subject to market and other conditions. The underwriters will have an option to purchase up to an additional 375,000 shares of common stock from the Company. All of the shares to be sold in this offering will be sold by the Company.

OPT intends to use the net proceeds from this offering for general corporate purposes, which may include additional development, testing and demonstrations of its PowerBuoy system with the goal of furthering and accelerating its commercialization efforts and expanding its sales and marketing functions.

Roth Capital Partners, LLC and Maxim Group LLC are acting as representatives of the underwriters.  The underwritten public offering will be made only by means of a prospectus, copies of which may be obtained from Roth Capital Partners, LLC, 888 San Clemente Drive, Suite 400, Newport Beach, CA 92660, phone (800) 678-9147, or from Maxim Group LLC, 405 Lexington Ave., New York, NY 10174, phone (800) 724-0761. When available, an electronic copy of the prospectus may also be obtained at no charge at the Securities and Exchange Commission's website at http://www.sec.gov.

The common stock will be issued and sold pursuant to a registration statement on Form S-1 previously filed with the Securities and Exchange Commission.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction. This offering may only be made by means of a prospectus which is part of the Registration Statement on Form S-1.

About Ocean Power Technologies, Inc.
Headquartered in Pennington, New Jersey, Ocean Power Technologies (OPTT) is a leader in ocean wave energy conversion. OPT’s proprietary PowerBuoy® technology is based on a scalable and modular design. OPT specializes in cost-effective and environmentally sound ocean wave based power generation and management technology.

Cautionary Statement Regarding Forward Looking Statements
This release may contain "forward-looking statements" that are within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are identified by certain words or phrases such as "may", "will", "aim", "will likely result", "believe", "expect", "will continue", "anticipate", "estimate", "intend", "plan", "contemplate", "seek to", "future", "objective", "goal", "project", "should", "will pursue" and similar expressions or variations of such expressions. These forward-looking statements reflect the Company's current expectations about its future plans and performance. These forward-looking statements rely on a number of assumptions and estimates which could be inaccurate and which are subject to risks and uncertainties. Actual results could vary materially from those anticipated or expressed in any forward-looking statement made by the Company. Please refer to the Company's Registration Statement on Form S-1 and most recent Forms 10-Q and 10-K and subsequent filings with the SEC for a further discussion of these risks and uncertainties. The Company disclaims any obligation or intent to update the forward-looking statements in order to reflect events or circumstances after the date of this release.

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October 5, 2016

Contact:

Company Contact:
Matthew T. Shafer,
Chief Financial Officer of OPT
Phone: 609-730-0400

Investor Relations Contact:
Andrew Barwicki
Barwicki Investor Relations Inc.
Phone: 516-662-9461

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